Exhibit 99.1

LRAD® Corporation Reports Fiscal Second Quarter 2018 Financial Results

Fiscal Second Quarter 2018 Financial Highlights:

●	Revenues of $7.9 million, an increase of 37% compared to the fiscal second quarter of 2017
●	Gross profit of $4.0 million, a 38% improvement over the fiscal second quarter of 2017
●	Operating income of $0.6 million, an increase of 39% compared to the fiscal second quarter of 2017

SAN DIEGO, CA – May 15, 2018 - LRAD Corporation (NASDAQ: LRAD), a global leader in acoustic hailing devices (“AHDs”), advanced mass notification (“MN”) systems and distributed recipient solutions, today announced financial results for its fiscal second quarter ended March 31, 2018.

Fiscal Second Quarter 2018 Financial Summary

●	Revenues: Fiscal second quarter 2018 revenues totaled $7.9 million, representing a 37% increase over the $5.7 million reported in the fiscal second quarter of 2017.
o	The revenue increase was driven primarily by a near 100% increase in AHD sales.
o	The Company's Americas sales region accounted for 64% of the total quarterly revenues.

●

Net Income: The Company reported net income of $461,000, or $0.01 per basic and diluted share during the quarter, compared with net income of $298,000, or $0.01 per share, during the fiscal second quarter of 2017.

o	The increase in net income during the second fiscal quarter of 2018 was primarily due to the higher gross profits realized from increased sales, and a lower effective tax rate.
o	Non-cash income tax expense of $158,000 and $169,000 was recognized in the three months ended March 31, 2018 and 2017, respectively.

Six Months Ended March 31, 2018 Financial Summary

●

Revenues: Revenues increased 79% for the six months ended March 31, 2018 to $15.5 million from $8.7 million reported during the same period in fiscal 2017. The increase was driven primarily by stronger domestic AHD sales.

●

Net Loss: For the six months ended March 31, 2018, the Company reported a net loss of $1.2 million, or $0.04 per basic and diluted share, compared to a net loss of $514,000, or $0.02 per basic and diluted share, reported during the same period in fiscal 2017.

o

The net loss was higher in the first half of fiscal 2018 as a result of a non-cash $2.5 million remeasurement of the Company’s Federal net deferred tax assets at the new lower statutory rate taken in the fiscal first quarter.

o

Excluding the non-cash adjustment to the Company’s Federal net deferred tax asset, the Company would have reported net income for the six months ended March 31, 2018 equal to $1.3 million, or $0.04 per basic and diluted share.

●	Operating Income: Income from operations totaled $1.6 million in the six months ended March 31, 2018, compared to a loss from operations of $894,000 in the six months ended March 31, 2017.

●	Balance Sheet: Cash and cash equivalents totaled $12.7 million at March 31, 2018, a slight decline from $12.8 million reported at September 30, 2017.
o

The cash position declined primarily due to the $2.6 million of net cash utilized to fund the acquisition of Genasys Holdings, S.L. (“Genasys”), which was offset by positive cash generated from operations of $2.8 million.

o

Working capital totaled $23.0 million at March 31, 2018, compared to $25.4 million at September 30, 2017. The decrease in working capital was primarily due to the purchase price paid and debt assumed in the acquisition of Genasys.

o	Total debt increased to $1.2 million at March 31, 2018, compared with $0 at September 30, 2017.

“The Company's first acquisition highlighted our fiscal second quarter,” remarked Richard S. Danforth, Chief Executive Officer of LRAD Corporation. “The January 2018 purchase of Genasys puts LRAD in a stronger position to compete for large mass notification opportunities by offering fully integrated, customizable, one-stop, turnkey solutions for both hardware and software systems. Additionally, in the first six months of fiscal 2018, AHD revenues more than doubled, driven by orders from the U.S. Government and Military.”

Select Operating and Business Highlights

●	Acquired Genasys Holding S.L., a leading software provider of advanced location-based mass messaging solutions for emergency warning systems and workforce management.
●	Received $895,000 in follow-on AHD orders for public safety in the Asia Pacific region.
●	Announced over $1.0 million in AHD orders for defense, public safety, and off-shore security from Southeast Asia.
●	Received a $1.0 million AHD order from an international defense department.
●	Announced $1.0 million in orders for AHDs, accessories, and spare parts from the U.S. Military and U.S. State Department.

“Compared to the first half of fiscal 2017, AHD revenues more than doubled in the first six months of fiscal 2018 and MN revenues grew by 10%,” continued Danforth. “With bookings up 24% over the same period last year, a robust pipeline and strong backlog, the Company is well-positioned for significant fiscal year-over-year revenue growth.”

We include in this press release Non-GAAP operational metrics of bookings and backlog, which we believe provide helpful information to investors with respect to evaluating the Company’s performance. We consider bookings and backlog leading indicators of future revenues and use these metrics to support production planning. Bookings is an internal, operational metric that measures the total dollar value of customer purchase orders executed in a period, regardless of the timing of the related revenue recognition. Backlog is a measure of purchase orders received that have not been shipped but are planned to ship within the next 12 months.

Webcast and Conference Call Details

Management will host a conference call to discuss fiscal second quarter 2018 financial results this afternoon at 4:30 p.m. E.T. To access the conference call, dial toll-free 888.390.3967, or toll/international at 862.298.0702. A webcast will also be available at the following link: https://www.webcaster4.com/Webcast/Page/1375/25722. A replay of the call will be available approximately four hours after the call concludes, and remain available for 90 days at the aforementioned webcast link. Questions to management may be submitted before or during the call by emailing them to: investor@lrad.com.

About LRAD Corporation

The Company's proprietary Long Range Acoustic Devices®, advanced ONE VOICE® mass notification systems, and innovative Genasys™ mass messaging solutions are designed to enable users to safely hail and warn, inform and direct, prevent misunderstandings, determine intent, establish large safety zones, resolve uncertain situations, and save lives. LRAD systems are in service in 72 countries around the world in diverse applications including mass notification and public address, fixed and mobile defense deployments, homeland, border, critical infrastructure, maritime, oil & gas and port security, public safety, law enforcement and emergency responder communications, asset protection, and wildlife control and preservation. For more information, please visit LRAD.com.

Forward Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2017. LRAD Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Company Contact

E. Brian Harvey

Director, Investor Relations and Capital Markets

858.753.8974

ebharvey@lrad.com

LRAD Corporation and Subsidiary
Condensed Consolidated Balance Sheets
(000's omitted)

	March 31,
	2018	September 30,
	(unaudited)	2017

ASSETS
Current assets:
Cash and cash equivalents	$12,733	$12,764
Short-term marketable securities	4,063	4,360
Restricted cash	364	40
Accounts receivable, net	5,718	5,682
Inventories, net	5,443	5,257
Prepaid expenses and other	846	983
Total current assets	29,167	29,086
Long-term marketable securities	991	711
Deferred tax assets, net	5,464	8,331
Long-term restricted cash	104	-
Property and equipment, net	484	510
Goodwill	2,604	-
Intangible assets, net	1,834	56
Prepaid expenses and other - noncurrent	241	164
Total assets	$40,889	$38,858

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,891	$1,112
Accrued liabilities	3,414	2,562
Notes payable, current portion	896	-
Total current liabilities	6,201	3,674

Notes payable, less current portion	269	-
Total liabilities	6,470	3,674

Total stockholders' equity	34,419	35,184
Total liabilities and stockholders' equity	$40,889	$38,858

LRAD Corporation and Subsidiary
Condensed Consolidated Statements of Operations
(000's omitted except share and per share amounts)

	Three months ended		Six months ended
	March 31,		March 31,
	2018	2017	2018	2017

Revenues	$7,868	$5,742	$15,497	$8,684
Cost of revenues	3,832	2,809	7,503	4,526
Gross profit	4,036	2,933	7,994	4,158

Operating expenses:
Selling, general and administrative	2,518	1,893	4,706	3,859
Research and development	914	605	1,692	1,193
Total operating expenses	3,432	2,498	6,398	5,052

Income (loss) from operations	604	435	1,596	(894)
Other income and expense, net	15	32	49	62
Income (loss) before income taxes	619	467	1,645	(832)
Income tax expense (benefit)	158	169	2,867	(318)
Net income (loss)	$461	$298	$(1,222)	$(514)

Net income (loss) per common share - basic and diluted	$0.01	$0.01	$(0.04)	$(0.02)
Weighted average common shares outstanding:
Basic	32,275,647	31,800,103	32,212,286	31,800,103
Diluted	33,299,206	31,863,902	32,212,286	31,800,103